Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-1, for ProText Mobility, Inc. and Subsidiaries of our report dated March 30, 2011, relating to the consolidated balance sheets of ProText Mobility, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2010 and 2009. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Sherb & Co., LLP
Sherb & Co., LLP
New York, NY
October 20, 2011